Exhibit 10.5

EXECUTION COPY

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is entered into as of January 15, 2007, by and among Verizon Communications Inc., a Delaware corporation (“Verizon”), Northern New England Spinco Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Verizon (“Spinco”), and FairPoint Communications, Inc., a Delaware corporation (“FairPoint”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement, dated as of the date hereof, by and among Verizon, FairPoint and Spinco (the “Merger Agreement”).

RECITALS

WHEREAS, Verizon is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that files a consolidated U.S. federal income tax return;

WHEREAS, pursuant to the Merger Agreement and the Distribution Agreement, among other things, Verizon will transfer or cause to be transferred to Spinco or one or more Subsidiaries of Spinco (pursuant to certain preliminary restructuring transactions, including Internal Spinoffs) all of the Spinco Assets and Spinco and/or one or more Subsidiaries of Spinco will assume or cause to be assumed all of the Spinco Liabilities;

WHEREAS, on the Distribution Date, Verizon will distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to the holders of Verizon Common Stock;

WHEREAS, pursuant to the Merger Agreement, immediately following the Distribution, Spinco will merge with and into FairPoint pursuant to the Merger;

WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (v) no gain or loss be recognized by Verizon for U.S. federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (vi) the Special Dividend qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution; (vii) the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; and (viii) no gain or loss be recognized as a result of such transactions for U.S. federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, Verizon, Spinco and FairPoint desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution Date and other Tax matters relating to the transactions contemplated by the Merger Agreement and the Distribution Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Federal Rate” means the rate computed pursuant to Section 1274(d) of the Code, compounded quarterly, with respect to the applicable period.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the Merger Agreement.

“Distribution” has the meaning set forth in the Merger Agreement.

“Distribution Agreement” has the meaning set forth in the Merger Agreement.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Distribution Disqualification” means that (i) either the Contribution, taken together with the Distribution, or the First Internal Spinoff fails to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss is recognized for U.S. federal income tax purposes by any of Verizon, Spinco or their Subsidiaries; (ii) any of the Distribution or the Internal Spinoffs fails to qualify as a distribution eligible for nonrecognition under Section 355 of the Code, pursuant to which no gain or loss is recognized for U.S. federal income tax purposes by any of Verizon, Spinco, their Subsidiaries, or the stockholders of Verizon, except to the extent of cash received in lieu of fractional shares; (iii) the Debt Exchange (if consummated) fails to constitute a transfer of qualified property to Verizon’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; and/or (iv) the Special Dividend fails to qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, but only to the extent that Verizon distributes the Special Dividend to its creditors or shareholders.  For the avoidance of doubt, a Distribution Disqualification shall occur if Verizon or any of its Subsidiaries recognizes gain pursuant to Section 355(d), 355(e) and/or 355(f) of the Code with respect to the Distribution and/or any Internal Spinoff.

“FairPoint” has the meaning set forth in the recitals.

“FairPoint Group” means FairPoint and all entities that are Subsidiaries of FairPoint immediately following the Merger.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local tax law.

“Income Taxes” means any and all Taxes based upon or measured by net or gross income (including alternative minimum tax under Section 55 of the Code and including any liability described in clauses (ii) or (iii) of the definition of “Taxes” that relates to any Income Tax).

“Merger Agreement” has the meaning set forth in the preamble.

“Non-Preparer Party” has the meaning set forth in Section 2.02.

“Other Taxes” means any and all Taxes other than Income Taxes, including any liability described in clauses (ii) or (iii) of the definition of “Taxes” that relates to any Other Tax.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

“Post-Distribution Period” means any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Potential Disqualifying Action” has the meaning set forth in Section 10.02(b).

“Pre-Distribution Period” means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Spinco” has the meaning set forth in the preamble.

“Spinco Group” means Spinco and all entities that are Subsidiaries of Spinco immediately following the Contribution.

“Spinco Return” has the meaning set forth in Section 2.01(b).

“Spinco Securities” has the meaning set forth in the Distribution Agreement.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

“Tax Attribute” means any net operating loss carryover or carryback, net capital loss carryover or carryback, investment tax credit carryover or carryback, foreign tax credit carryover or carryback, charitable deduction carryover or carryback or other similar item that could reduce Income Tax for a past or future taxable period.

“Tax Benefit” means, in the case of a separate state, local or other Tax Return, the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability, and in the case of a consolidated federal Tax Return or combined, unitary or other similar state, local or other Tax Return, the sum of the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

“Tax Contest” has the meaning set forth in Section 5.01.

“Tax Dispute” has the meaning set forth in Article IX.

“Tax Dispute Arbitrator” has the meaning set forth in Article IX.

“Tax Materials” has the meaning set forth in Section 10.01(a).

“Tax Return” has the meaning set forth in the Merger Agreement.

“Taxing Authority” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in Section 2.04(a).

“Transfer Taxes” means any Merger Transfer Taxes and Distribution Transfer Taxes (in each case, having the meaning set forth in the Merger Agreement).

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Verizon” has the meaning set forth in the preamble.

“Verizon Group” means Verizon and all Subsidiaries of Verizon at any time preceding, at or following the Contribution, but shall not include any member of the Spinco Group.

“Verizon Consolidated Group” means any consolidated, combined or unitary group of which any member of the Verizon Group is the common parent corporation at any time.

“Verizon Return” has the meaning set forth in Section 2.01(a).

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.01                                Obligations to File Tax Returns.

(a)                                  Verizon shall file or cause to be filed any Tax Return that is required to be filed after the Distribution Date that includes both (i) one or more members of the Verizon Group and (ii) one or more members of the Spinco Group or any item of income, loss, gain, deduction or credit relating to the Spinco Business (a “Verizon Return”).  Each member of the Spinco Group hereby irrevocably authorizes and designates Verizon as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Verizon Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of a Verizon Return.  FairPoint shall cause members of the Spinco Group to promptly prepare and deliver to Verizon in a manner consistent with past practices pro forma Tax Returns and tax information packages with respect to any Verizon Return.  In the case of any Verizon Return that includes any member of the Spinco Group or any item relating to the Spinco Business only for the portion of the relevant taxable period that ends on the Distribution Date, Taxes shall be allocated to the portion of such taxable period that ends on the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date.  Except as otherwise provided herein, Verizon shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Verizon Return for which Verizon bears responsibility hereunder and to determine whether any refunds of such Taxes to which the Verizon Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the Verizon Consolidated Group.

(b)                                 FairPoint shall file or cause to be filed any other Tax Return required to be filed after the Distribution Date by or with respect to one or more members of the Spinco Group (a “Spinco Return”).   All Spinco Returns shall be prepared (i) on a basis that is consistent with the Distribution Tax Opinion, the Merger Tax Opinions and the IRS Ruling and (ii) in a manner consistent with Verizon’s determination of the adjusted Tax basis of any asset and the amount of any Tax Attribute or any similar item held by the Spinco Group at the time of the Distribution.  In the case of any Spinco Return that includes any member of the Spinco Group or any item relating to the Spinco Business only for the portion of the relevant taxable period that begins after the Distribution Date, Taxes shall be allocated to the portion of such taxable period that begins after the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date.

Section 2.02                                Review of Tax Returns.  No later than thirty (30) days prior to the date on which any Verizon Return or Spinco Return is required to be filed (taking into account any valid extensions), if the party that is not responsible for preparing such Tax Return under Section 2.01 (the “Non-Preparer Party”) is responsible for any portion of the Taxes reported on such Tax Return, the party responsible for preparing such Tax Return under Section 2.01 shall (a) submit or cause to be submitted to the Non-Preparer Party such Tax Return for review and comment and (b) shall consider in good faithany changes to such Tax Return reasonably requested by the Non-Preparer Party, to the extent that such changes relate to items for which the Non-Preparer Party has responsibility hereunder.

Section 2.03                                Obligation to Remit Taxes.  Verizon and FairPoint shall each timely remit or cause to be timely remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that such party is required to file or cause to be filed (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party’s affiliated group to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return, the Non-Preparer Party shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the Non-Preparer Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Taxing Authority.

Section 2.04                                Tax Sharing and Indemnification Obligations.

(a)                                  Spinco and, from and after the Merger, FairPoint shall be liable for and shall indemnify and hold the Verizon Group harmless against any Taxes (i) resulting from (A) the Internal Spinoffs, the Contribution, the Distribution, the Debt Exchange or any transaction associated therewith (the “Transactions”), including Taxes arising from any Distribution Disqualification, to the extent that such Taxes arise as a result of any action (or failure to take any reasonably required action to avoid a Distribution Disqualification) by Spinco or any of its Affiliates following the Effective Time or any action (or failure to take any reasonably required action to avoid a Distribution Disqualification) by FairPoint or any of its Affiliates (excluding the Spinco Group), or (B) any breach of any representation, covenant or obligation of Spinco or FairPoint under this Agreement or any other Transaction Agreement to the extent that Taxes resulting from such breach are attributable to (x) a Distribution Disqualification or (y) a breach of Section 6.02 hereof, (ii) arising in the Pre-Distribution Period and attributable to a member of the Spinco Group or to the income, employees, assets or transactions of the Spinco Business, except for Taxes resulting from the Transactions (including Taxes resulting from the triggering into income of any items from intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations) for which either FairPoint or Spinco is not otherwise responsible pursuant to any other provision of this Section 2.04(a) or this Agreement or (iii) arising in the Post-Distribution Period and attributable to a member of the Spinco Group or to the assets, employees, or transactions of the Spinco Business.  Taxes for which Spinco and FairPoint are responsible pursuant to clause (ii) of the preceding sentence shall be computed (A) as if Spinco and its Subsidiaries had always conducted the Spinco Business as a separate affiliated group of companies whose items of income, gain, loss, deduction, and credit for U.S. federal income tax purposes included solely such items attributable to the Spinco Business and none of such items attributable to the Verizon Business and (B) by taking into account (x) elections and accounting methods actually used in computing such items by the Verizon Consolidated Group in filing its Tax Returns and (y) solely items of income, gain, loss, deduction, and credit arising during the taxable periods for which the applicable Tax claim is being brought under Section 2.04(a)(ii).

(b)                                 Except for Taxes for which either Spinco or FairPoint is responsible under Section 2.04(a) or any other provision of this Agreement, Verizon shall be liable for and shall indemnify and hold FairPoint and its Subsidiaries and the Spinco Group harmless against, any Taxes (i) of the Verizon Group or any Verizon Consolidated Group or any member thereof or attributable to the employees, assets or transactions of the Verizon Business or (ii) of the Spinco Group or any member thereof arising in the period ending on the Effective Time and resulting from the Transactions, including Taxes arising from any Distribution Disqualification.

(c)                                  The parties’ responsibilities for Transfer Taxes shall be governed by Section 11.1 of the Merger Agreement.

(d)                                 Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements, arrangements or practices between any member of the Verizon Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group as of the Distribution Date, and no member of the Spinco Group shall have any continuing rights or obligations thereunder.

(e)                                  FairPoint shall be entitled to any refund of or credit for Taxes for which FairPoint is responsible under this Agreement, and Verizon shall be entitled to any refund of or credit for Taxes for which Verizon is responsible under this Agreement.  A party receiving a refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within five days after the receipt of the refund.  Each party shall be entitled to offset any amount which it is owed under the Transaction Agreements by any amounts owed to it by the other party under this Section 2.04(e) or any other provision of this Agreement.

(f)                                    All indemnification obligations in respect of Taxes pursuant to this Agreement shall be increased to include (i) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Taxes, (ii) with respect to Taxes related to the Transactions, all costs, damages or settlement payments associated with any stockholders litigation in respect of adverse Tax consequences of the Transactions, provided, in the case of settlement payments, that any settlement of such litigation for an amount equal to or in excess of $15 million shall not be made without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) Taxes resulting from indemnification payments hereunder, and shall be reduced by any Tax Benefit realized by the indemnified party in respect of Taxes or other losses subject to indemnification under this Agreement.

(g)                                 The parties agree that any payments made among the parties pursuant to this Agreement or any other Transaction Agreement shall be treated, to the extent permitted by law, for all Tax purposes as nontaxable payments made immediately prior to the Distribution.

ARTICLE III

CARRYBACKS; AMENDED RETURNS; COMPENSATION DEDUCTIONS

Section 3.01                                Carrybacks.  Without the consent of Verizon, no member of the Spinco Group shall carry back any Tax Attribute (unless required to carry back such Tax Attribute by law) from a Post-Distribution Period to a Pre-Distribution Period, provided that if the carryback is required by law, Verizon (or any other member of the Verizon Group receiving such refund) shall promptly remit to FairPoint any Tax Benefit it realizes with respect to any such carryback.

Section 3.02                                Amended Returns.  FairPoint shall not, and shall not permit any member of the Spinco Group to, file any amended Tax Return of a member of the Spinco Group with respect to Income Taxes or a Tax Return with respect to Other Taxes of a member of the Spinco Group that is filed on a combined basis with a member of the Verizon Group, in each case with respect to a Pre-Distribution Period without the prior written consent of Verizon, which consent may be withheld in Verizon’s sole discretion.

Section 3.03                                Tax Benefit Realized.  For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the first items utilized to produce a Tax Benefit.   If any Tax Benefit is subsequently reduced or disallowed as a result of an audit, the party that had previously received a payment (or was entitled to reduce a payment that such party was otherwise required to make) on account of such Tax Benefit shall promptly pay an amount equal to the amount so reduced or disallowed to the other party.

Section 3.04                                Deductions with Respect to Debt Exchange, Compensation, Etc.

(a)                                  Verizon and the other members of the Verizon Group shall be entitled to all Tax Benefits resulting from any loss, deduction, credit or other item which decreases Taxes paid or payable, or increases Tax basis, associated with the Debt Exchange including, without limitation, any Tax Benefits resulting from any issuance costs or issuance expenses associated with any Spinco Securities other than out-of-pocket costs and out-of-pocket expenses borne by Spinco.

(b)                                 All deductions for United States federal, state and local Income Tax purposes resulting from the exercise of compensatory options issued prior to the Distribution Date with respect to stock of Verizon shall be taken by Verizon or a member of the Verizon Group, and no party to this Agreement shall take any position on any Tax Return which is inconsistent with such treatment, unless required to do so pursuant to a Final Determination to such effect.

(c)                                  If, by reason of a subsequent Final Determination as to the treatment of any tax deductions related to the compensatory options referred to in Section 3.04(b) above, a Taxing Authority determines that a member of the FairPoint Group is entitled to such deduction, then FairPoint shall, and shall cause the Spinco Group to, pay to Verizon the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(d)                                 The principles of paragraphs (b) and (c) shall apply, mutatis mutandis, to other items of compensation expense or transaction expense that are economically borne by members of the Verizon Group or Verizon shareholders, including, for the avoidance of doubt, severance bonuses or other similar compensatory payments made by Verizon to employees who are transferred to Spinco or its Subsidiaries in connection with the Contribution and any Spinco transaction expenses paid by Verizon pursuant to Section 11.1 of the Merger Agreement.

ARTICLE IV

PAYMENTS

Section 4.01                                Payments.  Except as otherwise provided in Section 2.03 or Section 3.04, payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the realization of a Tax Benefit for which the other party is entitled to reimbursement, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto.  Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment.

Section 4.02                                Notice.  Verizon and FairPoint shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.01                                Notice.  FairPoint shall promptly notify Verizon in writing upon receipt by FairPoint or any member of the FairPoint Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which Verizon may be liable under this Agreement.  Verizon shall promptly notify FairPoint in writing upon receipt by Verizon or any member of the Verizon Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Taxes for which FairPoint may be liable under this Agreement.

Section 5.02                                Control of Contests by Verizon. Verizon shall have sole control of any Tax Contest related to (a) any Verizon Return or (b) the Tax-Free Status of the Transactions, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that in the case of any such Tax Contest that may affect Taxes for which FairPoint has responsibility hereunder, FairPoint may participate fully in the Tax Contest at its own expense.  In the case of any such Tax Contest relating to Taxes for which the potential liability of FairPoint or Spinco for any Post-Distribution Period under this Agreement equals or exceeds $15,000,000, (A) Verizon shall not settle or concede any such Tax Contest without the prior written consent of FairPoint, which consent shall not be unreasonably withheld, delayed or conditioned and (B) absent a settlement of such Tax Contest pursuant to subclause (A) above, Verizon shall be required to pursue, at FairPoint’s expense, such Tax Contest through one level of appellate judicial review (it being understood that Verizon shall have no obligation to pursue such Tax Contest beyond one level of appellate judicial review).

Section 5.03                                Control of Contests by FairPoint.  Except as provided in Section 5.02, FairPoint shall have sole control of any Tax Contest related to any Spinco Return, including the exclusive right to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that in the case of any such Tax Contest that may affect Taxes for which Verizon has responsibility hereunder, Verizon may participate fully in the Tax Contest at its own expense.

ARTICLE VI

COOPERATION

Section 6.01   General.

(a)           Verizon and FairPoint shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement.  Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period.

(b)           Verizon shall, and shall cause the Verizon Subsidiaries to, make information in the possession of the Verizon Group available to the Company for purposes of preparation and compilation by the Company and the Company’s advisors of those reports and studies necessary for the Company in order for it to comply with its tax reporting and filing obligations in Post-Distribution Periods, including but not limited to studies related to the earnings and profits of Spinco and the Company as of the Effective Time and the tax basis in assets and the stock of corporate subsidiaries.

Section 6.02   Consistent Treatment.

(a)           Unless and until there has been a Final Determination to the contrary, each party agrees to treat (i) each of (A) the Contribution, together with the Distribution and (B) the first Internal Spinoff, as a tax–free reorganization qualifying under Section 368(a)(1)(D) of the Code, (ii) each of the Internal Spinoffs and the Distribution as a transaction qualifying under Sections 355 and 361 of the Code, (iii) the Debt Exchange (if consummated) as a transfer of qualified property to Verizon’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; and (iv) the Merger as a reorganization qualifying for nonrecognition under Section 368(a) of the Code, pursuant to each of which no gain or loss is recognized by any of Verizon, Spinco, FairPoint and their respective shareholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).

(b)           Unless and until there has been a Final Determination to the contrary, FairPoint shall file or cause to be filed all Tax Returns of a member of the Spinco Group or relating to the Spinco Business and shall conduct any Tax Contests in respect of a member of the Spinco Group or the Spinco Business in a manner consistent with Verizon’s determination of the adjusted Tax basis of any asset and the amount of any Tax Attribute or any similar item held by the Spinco Group at the time of the Distribition.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

The Verizon Group and the FairPoint Group shall (a) subject to the provisions of the Transition Services Agreement, in accordance with their respective then current record retention policies or for the period required by applicable law, if longer, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Verizon Group or the Spinco Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns; and (b) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party.  Subject to the provisions of the Transition Services Agreement, at any time after the Distribution Date that the FairPoint Group proposes to destroy such material or information, it shall first notify the Verizon Group in writing and the Verizon Group shall be entitled to receive at Verizon’s cost and expense such materials or information proposed to be destroyed.  Subject to the provisions of the Transition Services Agreement, at any time after the Distribution Date that the Verizon Group proposes to destroy such material or information, it shall first notify the FairPoint Group in writing and the FairPoint Group shall be entitled to receive at FairPoint’s cost and expense such materials or information proposed to be destroyed.

ARTICLE VIII

SURVIVAL

Notwithstanding any other provision in this Agreement, all representations under this Agreement shall survive until 180 days after the expiration of the statute of limitations period (giving effect to any written waiver, mitigation or extension thereof) applicable to the matters covered thereby and the resolution of all disputes under this

Agreement with respect to any such matter that arose during such period.  All covenants and agreements contained in this Agreement shall survive indefinitely.

ARTICLE IX

DISPUTE RESOLUTION

Verizon and FairPoint shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including, but not limited to, any dispute in connection with a claim by a third party (a “Tax Dispute”).  Either party may give the other party written notice of any Tax Dispute not resolved in the normal course of business.  If the parties cannot agree by the tenth Business Day following the date on which one party gives such notice, then the parties shall promptly retain the services of a nationally recognized law or accounting firm reasonably acceptable to the parties (the “Tax Dispute Arbitrator”).  The Tax Dispute Arbitrator shall be instructed to resolve the Tax Dispute and such resolution shall be (a) set forth in writing and signed by the Tax Dispute Arbitrator, (b) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Tax Dispute Arbitrator but no later than the 15th day after the Tax Dispute Arbitrator is instructed to resolve the Tax Dispute, (c) made in accordance with this Agreement, and (d) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution.  The Tax Dispute Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Tax Dispute Arbitrator.  The Tax Dispute Arbitrator shall base its decision solely upon the presentations of the parties to the Tax Dispute Arbitrator at a hearing held before the Tax Dispute Arbitrator and upon any materials made available by either party and not upon independent review.  The fees and expenses of the Tax Dispute Arbitrator shall be borne 50% by Verizon and 50% by FairPoint.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01         Representations and Warranties.

(a)           Spinco hereby represents and warrants that (i) it has examined (or upon receipt will examine) (A) the IRS Ruling and any other rulings issued by the IRS in connection with the Distribution, (B) the Distribution Tax Opinion, (C) each IRS

Submission, (D) the Distribution Tax Representations and (E) any other materials delivered or deliverable by Spinco and others in connection with the rendering by Verizon Tax Counsel of the Distribution Tax Opinion and the issuance by the IRS of the IRS Ruling and such other rulings (all of the foregoing, collectively, the “Tax Materials”) and (ii) the facts presented and the representations made therein, to the extent descriptive of or otherwise relating to Spinco, are or will be true, correct and complete in all material respects from the time presented or made through and including the Distribution Date.

(b)           Verizon hereby represents and warrants that (i) it has examined (or upon receipt will examine) the Tax Materials and (ii) the facts presented and the representations made therein, to the extent descriptive of or otherwise relating to Verizon, are or will be true, correct and complete in all material respects from the time presented or made through and including the Distribution Date.

(c)           FairPoint hereby agrees, represents and warrants that (i) upon receipt, it shall promptly examine the Tax Materials, (ii) within (A) ten (10) Business Days following such receipt, in the case of the initial draft of the Ruling Request, (B) five (5) Business Days following such receipt, in the case of any other Tax Materials, or (C) such other time period following such receipt as may be necessary to comply with deadlines imposed by any Taxing Authority, to the extent that FairPoint does not believe that the facts presented and the representations made therein which are descriptive of or otherwise relating to FairPoint are accurate, FairPoint shall inform Verizon of any items that it believes are inaccurate and shall propose specific changes to the Tax Materials with respect to such items so as to make them true, correct and complete in all material respects, and (iii) all other such facts and representations with respect to which FairPoint proposes no specific changes will be true, correct and complete in all material respects.  FairPoint further represents and warrants that neither FairPoint nor any Subsidiary of FairPoint owns any shares of Verizon Common Stock or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, Verizon Common Stock.  The representations and warranties set forth in this Section 1.02(c) shall be true and correct as of the date of this Agreement or, with respect to the Tax Materials, as of the date immediately following the deadline specified in clause (ii) above, and at all times through and including the Distribution Date.

Section 1.02           Covenants Relating to the Distribution.

(a)           FairPoint shall not, nor shall it permit any of its Subsidiaries to, take any action, including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions that could reasonably be expected to cause a Distribution Disqualification to occur; provided, however, that the foregoing shall not prohibit the Merger.

(b)           Until the first day after the second anniversary of the Distribution Date, FairPoint shall not, nor shall it permit any of its Subsidiaries to, take any action (including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions) that might cause a Distribution Disqualification to occur (any such action or failure to act, a “Potential Disqualifying Action”), including any action or failure to act that might be inconsistent with any representation made in the Tax Materials.

(c)           Until the first day after the second anniversary of the Distribution Date, FairPoint shall not enter into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction (including a merger to which FairPoint is a party) involving the acquisition (including by FairPoint or any of its Subsidiaries) of stock of FairPoint or a shift of ownership (by vote or value) of FairPoint, and shall not issue any additional shares of capital stock, modify its certificate of incorporation (or other organizational documents), or transfer or modify any option, warrant, convertible obligation or other instrument that provides for the right or possibility to issue, redeem or transfer any equity interest in FairPoint (or enter into any agreement, understanding, arrangement or any substantial negotiations with respect to any such issuance, transfer or modification).  Notwithstanding the foregoing,

(i)            FairPoint may issue additional equity interests in FairPoint to a person in a transaction to which Section 83 or Section 421(a) or (b) of the Code applies in connection with the person’s performance of services as an employee, director or independent contractor of (A) FairPoint or its Subsidiaries, (B) any other person that is related to FairPoint under Section 355(d)(7)(A) of the Code or (C) a corporation the assets of which the FairPoint acquires in a reorganization under Section 368 of the Code (including Spinco or any of its Subsidiaries), provided that such stock is not excessive by reference to the services performed by such person and such person or a coordinating group of which the person is a member will not be a controlling shareholder or a ten-percent shareholder of FairPoint (within the meaning of Treasury Regulations Section 1.355-7(h)(3) and (14)) immediately after the issuance of such common stock; and
(ii)           FairPoint may issue additional shares of common stock of FairPoint to a retirement plan of FairPoint or any other person that is treated as the same employer as FairPoint under Section 414(b), (c), (m), or (o) of the Code that qualifies under Section 401(a) or 403(a) of the Code, provided that the stock acquired by all of the qualified plans of FairPoint and such other persons during the four-year period beginning two years before the Distribution Date does not, in the aggregate, represent more than ten percent of the total combined voting power of all classes of stock of FairPoint entitled to vote or more than ten percent of the total value of shares of all classes of stock of FairPoint.

The intent of the foregoing clauses (i) and (ii) is to permit certain equity issuances by FairPoint, but solely to the extent such issuances would comply with Safe Harbor 8 or 9 set forth in Treasury Regulations Section 1.355-7(d)(8) or (9) and would not cause Verizon or any of its Subsidiaries to recognize gain pursuant to Section 355(d), 355(e) and/or 355(f) of the Code with respect to the Distribution and/or any Internal Spinoff.  To the extent the Treasury Regulations (or the Code) are amended and such amendments could affect the Tax-Free Status of the Transactions, such amendments shall automatically be incorporated by reference into the requirements of the foregoing clauses (i) and (ii) and/or the other relevant parts of this Section 10.02, if applicable.

(d)           Until the first day after the second anniversary of the Distribution Date, FairPoint shall not, and shall not permit any of its Subsidiaries to, repurchase any shares of stock of FairPoint except to the extent consistent with the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, as the same may be modified or supplemented from time to time, and only to the extent not revoked.

(e)           Until the first day after the second anniversary of the Distribution Date, FairPoint shall (i) cause its wholly owned Subsidiaries that were wholly owned Subsidiaries of Spinco at the time of the Distribution to continue the active conduct of the Spinco Business (determined in accordance with Section 355(b) of the Code) to the extent so conducted by those Subsidiaries immediately prior to the Distribution and (ii) continue such active conduct of the Spinco Business to the extent FairPoint directly holds any portion of the Spinco Business immediately after the Merger.  FairPoint shall neither cause nor permit any such Subsidiary of Spinco to dissolve, liquidate, merge or consolidate with any other Person or to become a disregarded entity for U.S. federal income tax purposes.

(f)            Until the first day after the second anniversary of the Distribution Date, FairPoint shall not voluntarily dissolve, liquidate, merge or consolidate with any other person, unless, in the case of a merger or consolidation, FairPoint is the survivor of the merger or consolidation and the transaction otherwise complies with the other provisions of this Section 10.02.

(g)           Notwithstanding the foregoing, the provisions of this Section 1.03 shall not prohibit FairPoint from implementing any Potential Disqualifying Action, subject to, and without limiting or modifying, FairPoint’s indemnification obligations under Section 2.04(a), if (i) FairPoint obtains the written consent of Verizon (which consent may be given or withheld in Verizon’s sole discretion) or (ii) FairPoint obtains a supplemental ruling from the IRS or an opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to Verizon, that the taking of such action will not adversely affect, directly or indirectly, the Tax-Free Status of the Transactions or result in a Distribution Disqualification.

(h)           Notwithstanding anything else to contrary contained in this Agreement or any other Transaction Agreement, FairPoint hereby agrees that (i) it will not, and will not permit any of its Subsidiaries to, directly or indirectly, (A) pre-pay, pay down, redeem, retire or otherwise acquire, however effected, any of the Spinco Securities prior to their maturity, (B) take any action that might result in any Person other than FairPoint being treated after the Merger as the obligor for U.S. federal income tax purposes under the Spinco Securities or any other debt obligations of Spinco incurred pursuant to the New Financing, or (C) take any action that might result in any “significant modification” of the Spinco Securities within the meaning of Treasury Regulations Section 1.1001-3(e), (ii) it will not take or permit to be taken any action at any time that could jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the Spinco Securities as “securities” within the meaning of Section 361(a) of the Code, (iii) no issuance of stock by FairPoint or any of its Affiliates and no change in the ownership (by vote or value, including as a result of any shift in voting power) of any such entities will occur that could cause Section 355(d), Section 355(e) and/or Section 355(f) of the Code to apply to the Distribution and/or any Internal Spinoff, and (iv) it will not take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any ruling received from the IRS, or opinion of counsel received from Company Tax Counsel or Verizon Tax Counsel, in connection with the Transactions; provided that, the foregoing shall not prohibit FairPoint from implementing any of the above actions, subject to, and without limiting or modifying, FairPoint’s indemnification obligations under Section 2.04(a), if (x) FairPoint complies with the requirements of Section 10.02(g) or (y) failure to take such action would violate the credit agreements entered into in connection with the New Financing (each as executed as of the Distribution Date).

ARTICLE XI

MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Distribution Agreement shall apply in relevant part to this

Agreement: 10.1 (Complete Agreement), 10.3 (Governing Law), 10.4 (Notices), 10.5 (Amendment and Modification), 10.7 (Counterparts), 10.8 (Interpretation), 10.9 (Severability), 10.10 (References; Construction), 10.11 (Termination), 10.12 (Consent to Jurisdiction and Service of Process), 10.13 (Waivers), and 10.14 (Waiver of Jury Trial).  Except as provided in the preceding sentence, and except as specifically provided in the Merger Agreement and the Transition Services Agreement, this Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.  In the event of any conflict between this Agreement and any other Transaction Agreement, this Agreement shall control.

ARTICLE XII

SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of Verizon, Spinco and FairPoint and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.  The obligations of Spinco and FairPoint under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of FairPoint, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and FairPoint shall not enter into any agreement for any such transaction that does not so expressly provide in writing.  The obligations of Verizon under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of Verizon, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and Verizon shall not enter into any agreement for any such transaction that does not so expressly provide in writing.  This Agreement is being entered into by Verizon, FairPoint and Spinco on behalf of themselves and the members of their respective affiliated groups.  This Agreement shall constitute a direct obligation of each member of the Verizon Group and each member of the FairPoint Group and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Verizon or FairPoint in the future.

ARTICLE XIII

EFFECTIVENESS

All covenants and agreements of the parties contained in this Agreement (except for the covenants and agreements contained in Article X, which shall be effective immediately) shall be subject to and conditioned upon the Merger becoming effective.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President—Strategy,
Development and Planning

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
	Name:	Stephen E. Smith
	Title:	Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
	Name:	Eugene B. Johnson
	Title:	Chief Executive Officer